Exhibit 99.1

Coherus Oncology Reports Full Year and Fourth Quarter 2025 Financial Results and Provides Business Update

– LOQTORZI® net revenue more than doubled to $40.8 million in 2025 from $19.1 million in 2024 –

– Reduced secured and convertible debt by 90% from $480 million to $38.8 million over 2024-2025 –

– $172.1 million in year ending cash, cash equivalents and marketable securities –

– Conference call today at 4:30 p.m. Eastern Standard Time –

REDWOOD CITY, Calif., March 9, 2026 -- Coherus Oncology, Inc. (Nasdaq: CHRS), today reported financial results for the full year and fourth quarter 2025, and provided an overview of recent business highlights.

“We are pleased with our progress in 2025, having doubled LOQTORZI sales while completing the transformation from a biosimilars company to an innovative oncology company focused on overcoming immune resistance in cancer.  At the same time, we continued to reduce our overall debt since its peak in 2024 by over 90% to $38.8 million,” said Denny Lanfear, Coherus Chairman and Chief Executive Officer. “We are now strategically positioned with growing revenues from our foundational PD-1 inhibitor, potential deal opportunities across the portfolio and geographies, and two promising pipeline candidates with multiple 2026 clinical readouts.”

“We are aggressively advancing casdozokitug, our first-in-class IL-27 targeting antibody in 1L hepatocellular carcinoma, which demonstrated a 17% complete response rate in a previous Phase 2 study,” said Rosh Dias, MD, Chief Medical Officer. “At the same time, we also have a broad clinical program with tagmokitug, our highly selective CCR8 targeting cytolytic antibody, in multiple tumor cohorts including gastrointestinal cancers and head and neck cancer with strong scientific and clinical rationale in each. We now look forward to initiating the combination study with J&J’s T-cell engager pasritamig, in metastatic castration resistant prostate cancer (mCRPC), in the second half of this year.”

“Tumor targeted T regulatory cell depleting agents have broad potential applicability in combination with immune agents like TCE and toripalimab, ADCs, T-cell engagers and radiotherapy,” said Theresa LaVallee, PhD, Coherus Chief Scientific and Development Officer. “With a potentially best-in-class molecule we look forward to advancing tagmokitug combinations both with partners and with LOQTORZI.”

RECENT BUSINESS HIGHLIGHTS

LOQTORZI® (toripalimab-tpzi) Commercial Updates

●	LOQTORZI net revenue for Q4 2025 was $12.4 million, an 11% increase over $11.2 million in Q3 2025 and a 64% increase over $7.5 million in Q4 2024. Growth in Q4 2025 was driven largely by higher patient demand from both new account starts as well as repeat use in existing accounts. Average duration of treatment among existing patients also continued to grow.
●	LOQTORZI remains the only FDA-approved and available treatment in the U.S. for recurrent, locally advanced or metastatic nasopharyngeal carcinoma (NPC,) representing an overall $250 million addressable market.
●	In December 2025, compelling six-year overall survival (OS) follow-up results from the Phase 3 JUPITER-02 trial evaluating LOQTORZI® plus chemotherapy in recurrent or metastatic nasopharyngeal carcinoma (RM-NPC) were presented at ESMO Asia. In this exploratory post-hoc analysis, patients receiving LOQTORZI plus gemcitabine and cisplatin achieved a median OS of 64.8 months, nearly double that of chemotherapy alone (33.7 months), and an observed 38% reduction in risk of death (HR 0.62; 95% CI, 0.45–0.85).

ADVANCEMENT OF INNOVATIVE, NEXT-GENERATION ONCOLOGY PIPELINE

Tagmokitug is a highly selective cytolytic CCR8 antibody that specifically binds and preferentially depletes CCR8+ tumor regulatory T cells (Tregs) with no off-target binding.

●	Preclinical and clinical biomarker research for tagmokitug was published in the December 2025 issue of Molecular Cancer Therapeutics, describing the high selectivity, picomolar binding affinity and significant effector mediated killing of CCR8+ cells. The findings showed that tagmokitug demonstrated no off-target binding and selectively eliminated CCR8+ T regulatory cells and not other T cells, supporting its potential as an anti-cancer treatment.
●	The Phase 1b tagmokitug/toripalimab combination dose optimization studies in 2L HNSCC and 2L upper GI adenocarcinoma cancers are underway, with initial data readouts expected in mid-2026.
●	A Phase 1b study evaluating the tagmokitug/toripalimab combination, with and without chemotherapy, in 1L and 2L esophageal squamous cell carcinoma (ESCC), respectively, is underway with a first data readout expected in 2H 2026.
●	A Phase 1b/2a study evaluating tagmokitug/toripalimab combination in 4L+ colorectal cancer is enrolling patients and initial data is expected in 2H 2026.
●	A Phase 1b clinical study in patients with metastatic castration-resistant prostate cancer (mCRPC) in combination with pasritamig, a T-cell engaging bispecific antibody, is anticipated to begin in 2H 2026.

Casdozokitug is a first-in-class IL-27 antagonistic antibody currently being evaluated in a Phase 2 study in patients with first line uHCC (unresectable hepatocellular carcinoma) to assess treatment benefit, safety and response biomarkers.

●	Enrollment is ongoing in the randomized Phase 2 trial of casdozokitug/toripalimab/bevacizumab in 1L uHCC, with the first data readout expected in mid-2026.
●	Data presented during ASCO GI 2025 demonstrated a 38% overall response rate and a 17% complete response rate with the addition of casdozokitug to the current standard of care.

EQUITY FINANCINGS

●	In October 2025, the Company sold 4,634,995 shares of common stock and warrants with an exercise price of $0.01 per share to purchase 463,498 shares of common stock for net proceeds of approximately $7.9 million. In February 2026, Coherus sold 28,600,000 shares of its common stock in public offering for proceeds of approximately $47.0 million, net of Underwriters’ discounts and commissions.

FOURTH QUARTER 2025 FINANCIAL RESULTS

Net revenue from continuing operations was $12.7 million and $7.7 million during the three months ended December 31, 2025 and 2024, respectively, and $42.2 million and $26.4 million during the years ended December 31, 2025 and 2024, respectively. LOQTORZI net product revenue increased $4.8 million and $21.7 million compared to the three months and full year ended December 31, 2024, respectively, driven primarily by volume growth of LOQTORZI, which launched in January 2024. The increase in the full year period was partially offset by a decrease in other revenue primarily driven by a $6.3 million upfront fee recognized in 2024 for the out-license of rights to commercialize toripalimab within Canada.

Cost of goods sold (COGS) from continuing operations was $4.0 million and $2.8 million during the three months ended December 31, 2025 and 2024, respectively, and $13.8 million and $8.7 million during the years ended December 31, 2025 and 2024, respectively. The increases were primarily due to volume growth of LOQTORZI.

Research and development (R&D) expenses from continuing operations were $31.0 million and $20.8 million for the three months ended December 31, 2025, and 2024, respectively, and $108.9 million and $91.8 million for the years ended December 31, 2025, and 2024, respectively. The increases were primarily due to development costs for casdozokitug and tagmokitug, partially offset by savings from discontinued programs, reduced headcount, and lower infrastructure costs.

Selling, general and administrative (SG&A) expenses from continuing operations were $23.6 million and $29.6 million during the three months ended December 31, 2025, and 2024, respectively, and $100.6 million and $125.5 million during the years ended December 31, 2025, and 2024, respectively. The decreases were driven primarily by lower headcount and decreased operating costs following Coherus’ recent divestitures. The year-over-year decrease was further attributable to net charges for write-offs of intangible assets and associated contingent consideration liabilities totaling $4.2 million in 2025 down from $6.8 million in 2024.

Interest expense from continuing operations was $2.3 million and $1.9 million for the three months ended December 2025 and 2024, respectively, and $9.0 million and $10.7 million for the year ended December 31, 2025, and 2024, respectively. Cash paid for interest, which relates to borrowings reflected in both continuing operations and discontinued operations, was $9.9 million and $25.4 million for the years ended December 31, 2025 and 2024, respectively. The year-over-year decrease was primarily due to lower average outstanding debt.

Net (loss) from continuing operations for the fourth quarter of 2025 was $46.9 million, or $(0.39) per share on a diluted basis, compared to a net loss of $46.1 million, or $(0.40) per share on a diluted basis, for the same period in 2024. Net loss for the year ended December 31, 2025, was $183.1 million, or $(1.56) per share on a diluted basis, compared to a net loss of $215.4 million, or $(1.88) per share on a diluted basis, for the same period in 2024.

Non-GAAP net loss from continuing operations for the fourth quarter of 2025 was $40.4 million, or $(0.34) per share on a diluted basis, compared to $39.4 million, or $(0.34) per share for the same period in 2024. Non-GAAP net loss for the year ended December 31, 2025 was $159.2 million, or $(1.36) per share on a diluted basis, compared to a net loss of $166.5 million, or $(1.45) per share for the same period in 2024. See “Non-GAAP Financial Measures” below for a discussion on how Coherus calculates non-GAAP net loss from continuing operations and a reconciliation to the most directly comparable GAAP measures.

Cash, cash equivalents and marketable securities totaled $172.1 million as of December 31, 2025, compared to $126.0 million as of December 31, 2024.  The balance at December 31, 2025 was inclusive of Transition Service Agreement (TSA)-related collections that will be applied to associated TSA payables and accrued liabilities which totaled $65.1 million as of December 31, 2025.

Conference Call Information

When: Monday, March 9, 2026, starting at 4:30 p.m. Eastern Standard Time

To access the conference call, please pre-register through the following link to receive dial-in information and a personal PIN to access the live call: https://register-conf.media-server.com/register/BI343f960d41224739b123cc4c86fdce7a

Webcast: https://edge.media-server.com/mmc/p/2otjwz7w

A live and archived webcast will be available on the “Investors” section of the Coherus website at

https://investors.coherus.com/events-presentations.

Please dial in 15 minutes early to ensure a timely connection to the call.

About Coherus Oncology

Coherus Oncology is a fully integrated commercial-stage innovative oncology company with an approved next-generation PD-1 inhibitor, LOQTORZI® (toripalimab-tpzi), and a pipeline that includes two mid-stage clinical candidates targeting liver, head & neck, colorectal and other cancers. The Company’s strategy is to grow sales of LOQTORZI in NPC and advance the development of new indications for LOQTORZI in combination with both its pipeline candidates as well as through its partners, driving sales multiples and synergies from proprietary combinations.

Coherus’ innovative oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust antitumor response and enhance outcomes for patients with cancer. Tagmokitug is a highly selective cytolytic anti-CCR8 antibody currently in Phase 1b/2a studies in patients with advanced solid tumors, including head and neck squamous cell carcinoma, colorectal cancer, gastric cancer, and esophageal cancer. Casdozokitug is a novel IL-27 antagonistic antibody currently being evaluated in a Phase 2 study in patients with first-line hepatocellular carcinoma.

For more information about LOQTORZI, including the U.S. Prescribing Information and important safety information, please visit www.loqtorzi.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. These statements are based on the Company's current beliefs and expectations. Such forward looking statements include, but are not limited to, statements regarding Coherus’ expectations about identifying sales multiples and synergies; the ability of Coherus’ I-O pipeline to enhance outcomes for cancer patients; projections for cash runway; the ability to reduce risk for Coherus’ pipeline; expectations for the timing when Coherus will be able to commence future clinical studies or receive clinical data for its product candidates; Coherus’ ability to enter into additional partnerships; Coherus’ ability to grow revenues; and Coherus’ expectations about total addressable opportunity for each of its product candidates.

Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties inherent in the clinical drug development process; risks related to Coherus’ dependence on an ability to raise funds in the future, which may not be available on acceptable terms or at all; risks related to Coherus’ existing and potential collaboration partners; risks of Coherus’ competitive position; the risks and uncertainties of the regulatory approval process, including the speed of regulatory review and the timing of Coherus’ regulatory filings; the risk of FDA review issues; and the risks and uncertainties of possible litigation. All forward-looking statements contained in this press release speak only as of the date of this press release. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the significant risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on or about the date of this press release, including the section therein captioned “Risk Factors” and in other documents Coherus files with the Securities and Exchange Commission. Coherus’ results for the quarter and full year ended December 31, 2025 are not necessarily indicative of its operating results for any future periods.

LOQTORZI®, whether or not appearing in large print or with the trademark symbol, is a registered trademark of Coherus Oncology, Inc.

©2026 Coherus Oncology, Inc. All rights reserved.

Coherus Contact Information:
For Investors & Media:

Carrie Graham

Vice President, Investor Relations and Advocacy

IR@coherus.com

Coherus Oncology, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025 (unaudited)	2024 (unaudited)	2025 (unaudited)	2024 (audited)
Net revenue	$12,748	$7,733	$42,172	$26,389
Costs and expenses:
Cost of goods sold	4,045	2,750	13,814	8,727
Research and development	30,974	20,759	108,888	91,833
Selling, general and administrative	23,609	29,608	100,604	125,482
Total costs and expenses	58,628	53,117	223,306	226,042
Loss from operations	(45,880)	(45,384)	(181,134)	(199,653)
Interest expense	(2,249)	(1,912)	(9,001)	(10,734)
Loss on debt extinguishment	—	—	—	(12,630)
Other income (expense), net	1,782	1,203	7,011	7,623
Loss from continuing operations before income taxes	(46,347)	(46,093)	(183,124)	(215,394)
Income tax provision	—	—	—	—
Net loss from continuing operations	(46,347)	(46,093)	(183,124)	(215,394)
Net income (loss) from discontinued operations, net of tax	8,704	(4,603)	351,148	243,901
Net income (loss)	$(37,643)	$(50,696)	$168,024	$28,507

Net income (loss) per share:
Net loss from continuing operations - basic and diluted	$(0.39)	$(0.40)	$(1.56)	$(1.88)
Net income (loss) from discontinued operations - basic and diluted	$0.07	$(0.04)	$3.00	$2.13
Net income (loss) per share - basic and diluted	$(0.31)	$(0.44)	$1.43	$0.25

Weighted-average number of shares used in computing net income (loss) per share:
Basic and diluted	120,369,638	115,418,069	117,143,457	114,553,537

Coherus Oncology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2025 (unaudited)	2024*
Assets
Cash and cash equivalents	$88,879	$125,987
Investments in marketable securities	83,246	—
Trade receivables, net	17,815	111,324
TSA receivables, net	603	11,010
Inventory	3,172	4,207
Intangible assets, net	46,239	53,646
Other assets	18,389	25,936
Assets of discontinued operations	—	116,423
Total assets	$258,343	$448,533

Liabilities and Stockholders’ Equity (Deficit)
Accrued rebates, fees and reserve	$30,397	$164,867
TSA payables and accrued liabilities	65,065	11,026
Term loan	37,051	36,698
Convertible notes	121	228,229
Other liabilities	64,695	139,703
Total stockholders' equity (deficit)	61,014	(131,990)
Total liabilities and stockholders’ equity (deficit)	$258,343	$448,533

* Amounts derived from our audited consolidated financial statements.

Coherus Oncology, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025 (unaudited)	2024 (unaudited)	2025 (unaudited)	2024*
Cash, cash equivalents and restricted cash at beginning of the period	$103,592	$97,953	$126,250	$103,343

Net cash (used in) provided by operating activities	(19,716)	28,608	(138,513)	(20,440)

Purchases of investments in marketable securities	(14,262)	—	(103,838)	—
Proceeds from maturities of investments in marketable securities	19,812	—	21,462	6,200
Proceeds from sale of investments in marketable securities	—	—	—	8,688
Net cash (paid) received related to the Sale Transactions	(8,376)	—	470,305	227,823
Milestone payments to Junshi Biosciences	—	—	(12,500)	(12,500)
Other investing activities, net	(12)	(542)	(342)	110
Net cash (used in) provided by investing activities	(2,838)	(542)	375,087	230,321

Proceeds from 2029 Term loan, net of debt discount and issuance costs	—	—	—	36,979
Proceeds from (repayment of) Revenue Purchase and Sale Agreement, net of issuance costs	—	—	(47,652)	36,486
Proceeds from issuance of common stock under Private Placement, net of issuance costs	7,894	—	7,894	—
Proceeds from issuance of common stock under Sale Agreement, net of issuance costs	—	—	—	1,455
Proceeds from purchase under the employee stock purchase plan	165	241	353	926
Taxes paid related to net share settlement	—	(10)	(283)	(2,476)
Redemption of 2026 Convertible Notes, including transaction costs	—	—	(233,185)	—
Repayment of 2027 Term Loans, premiums and make-whole	—	—	—	(260,387)
Other financing activities, net	22	—	(832)	43
Net cash provided by (used in) financing activities	8,081	231	(273,705)	(186,974)

Net (decrease) increase in cash, cash equivalents and restricted cash	(14,473)	28,297	(37,131)	22,907

Cash, cash equivalents and restricted cash at end of the period	$89,119	$126,250	$89,119	$126,250

* Amounts derived from our audited consolidated financial statements.

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Coherus has also included in this press release non-GAAP net loss from continuing operations, and the related per share measures, which exclude from net loss from continuing operations and the related per share measures, stock-based compensation expense, amortization and impairments of intangible assets, loss on debt extinguishment, and change in fair value of our Royalty Fee Derivative Liability. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than similar non-GAAP financial information disclosed by other companies. Coherus encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations set forth below, to more fully understand Coherus’ business.

Coherus believes that the presentation of these non-GAAP financial measures provides useful supplemental information to, and facilitates additional analysis by, investors. In particular, Coherus believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Coherus’ results from period to period, and to identify operating trends in Coherus’ business. Coherus also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

Coherus Oncology, Inc.

Reconciliation of GAAP Net Loss from Continuing Operations to Non-GAAP Net Loss from Continuing Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP net loss from continuing operations	$(46,347)	$(46,093)	$(183,124)	$(215,394)
Adjustments:
Stock-based compensation expense	2,784	6,007	16,319	26,120
Loss on debt extinguishment	—	—	—	12,630
Write-down of intangible assets and remeasurement of contingent consideration liabilities, net	2,518	—	4,164	6,772
Change in fair value of Royalty Fee Derivative Liability	—	—	810	—
Amortization of intangible assets	625	667	2,611	3,351
Non-GAAP net loss from continuing operations	$(40,420)	$(39,419)	$(159,220)	$(166,521)

GAAP
Net loss per share from continuing operations, basic and diluted	$(0.39)	$(0.40)	$(1.56)	$(1.88)
Shares used in computing basic and diluted net loss per share	120,369,638	115,418,069	117,143,457	114,553,537

Non-GAAP
Net loss per share from continuing operations, basic and diluted	$(0.34)	$(0.34)	$(1.36)	$(1.45)
Shares used in computing basic and diluted net loss per share	120,369,638	115,418,069	117,143,457	114,553,537